Exhibit 3

(English Translation)

Complementary Agreement

Party A: Qianxinan Aosen Forestry Company, Ltd
Address: Hexin Village, Dingxiao Economic Development Zone, Qianxinan State
Legal Representative: Yulu Bai

Party B: Asia Regal Financial Capital Group Company Ltd & Shenzhen Junwei Investment and Development Company Ltd
Address: Room 4002, Rongchao Landmark, 4028 Jintian Rd, Futian District, Shenzhen, P.R. China
Legal Representative: Jian Wu

Under friendly negotiation, Party A and Party B hereby signed the following Complementary Agreement as complement of the Financial Advisory Agreement No. 2010-005 that Party A and Party B have signed on February 2nd, 2010.

To change FAA No. 2010-005 clause 5 item 1 “Based on Party A’s actual situation, both parties agree that the total number of shares of the OTCBB company that Party A achieved listing with shall be 20,000,000 shares;” into “Based on Party A’s actual situation, both parties agree that the total number of shares of the OTCBB company that Party A achieved listing with shall be 30,000,000 shares;”.

In case of any article be in conflict with the Complementary Agreement, the Complementary Agreement should be taken as valid and binding.

The agreement shall immediately come into effect after both parties have signed it.

Party A: Yulu Bai	Party B: Asia Junwei Financial Capital
Group Company Ltd

March 1st, 2010